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                                                                   EXHIBIT 99.1
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Spacetec IMC Announces Merger Agreement With
Labtec, Inc.

Company Also Announces Second-Quarter Results

LOWELL, Mass., October 21, 1998 -- Spacetec IMC Corporation (Nasdaq: SIMC - news), a world leader in 3D input devices, today announced the signing of a merger agreement with privately held Labtec, Inc. Based in Vancouver, Washington, Labtec is a leader in providing audio solutions to the personal computer industry, and maintains a leading market share position in both audio input and audio output to the PC. The merger is subject to the final completion of each company's due diligence to be effected by November 4, 1998, as well as regulatory and stockholder approval.

The companies will merge through the issuance of 13.9 million shares of Spacetec stock to Labtec shareholders, resulting in Labtec shareholders holding approximately two-thirds of the combined company and Spacetec shareholders owning approximately one-third of the shares. Additional shares of Spacetec may be issued to the Labtec shareholders within 12 months of the closing based on a strategic analysis and valuation of Spacetec's industrial CAD operations.

Following completion of the merger, Spacetec's 3D development and marketing organizations will continue to be based in Lowell, MA, and the corporate headquarters will be at the Labtec facility in Vancouver, WA. The management team of Labtec, led by Chief Executive Officer Gary Savadove, will have leadership responsibility for the combined companies.

"We view Labtec as the ideal company for us to join,'' stated George Rea, Chairman of Spacetec. ``Labtec has proven its ability to develop and successfully market high technology products to the PC industry. Through Labtec's sales and distribution channels, we believe Spacetec will be able to achieve significantly higher market penetration and benefit from some attractive synergies between the two companies"

Labtec CEO Gary Savadove stated, "We are delighted to have the opportunity to combine forces with Spacetec. Our management team has proven expertise in product design, manufacturing and marketing. This merger will fortify Labtec's patent portfolio, engineering resources and financial resources, which will allow us to accelerate our advances in PC speakers and voice access technologies, as well as expand the breadth of our product line into 3D applications."


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Rea added, "Labtec is positioned to take advantage of the growth in PC input and output markets. In addition to holding a leading retail market share in both categories, Labtec enjoys a well-developed and broad distribution channel including leading worldwide retailers such as CompUSA, Best Buy, Staples and Wal-Mart; the largest master distributors such as Ingram Micro, Merisel and TechData; and major original equipment manufacturers such as Hewlett Packard, Compaq and Dell. With the addition of these distribution capabilities, we anticipate large opportunities for our proprietary Spaceball product lines due to the increasing use of 3D and advances in microprocessors and software."

The merger will be voted upon at a special shareholder meeting to be held as soon as practicable following SEC approval. The Board of Directors of both Spacetec and Labtec have unanimously approved the transaction. Spacetec founder Dennis Gain, board member Grant Jagelman and their respective affiliates have entered into agreements in which they have, among other things, agreed to vote 1,357,000 shares which they are entitled to vote in favor of the merger and against other business combinations, and have agreed to certain other restrictions on the voting and sale or other transfer of their shares of Spacetec until the merger is completed. Spacetec shareholders will also be asked to approve a name change to Labtec, Inc.

Fiscal 1999 Second-Quarter Results

Spacetec also announced today its financial results for the second fiscal quarter ending September 30, 1998. Revenues were $1.44 million for the second quarter of fiscal 1999 compared with $1.82 million for the second quarter of fiscal 1998. Net loss for the second fiscal quarter of 1999 was $1.19 million, or $0.17 per share, compared with a net loss of $850,000, or $0.12 per share, in the second quarter of fiscal 1998.

Mr. Rea stated, "This period was a difficult one for Spacetec due to high level management changes, restructuring, and cost reductions which were implemented during the quarter. Our sales declined primarily due to lower than expected business caused by the General Motors strike, and a delay in delivery of 3D controllers to ASCII resulting from late acceptance of customer-specific software. We believe that several of these factors have already been addressed. We anticipate that the GM business will rebound in the coming quarters. We are delivering approximately $225,000 worth of controllers to ASCII during October to meet their market launch requirements."

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About Spacetec:

Based in Lowell, Massachusetts, Spacetec IMC Corporation is a leading provider of interactive input controllers and software technology for use with 3D graphical applications. The markets served by Spacetec are: Mechanical - CAD, Design Engineering, Digital Content Creation, Corporate Desktop and Consumer End Use. Today, its products and technology are used in diverse applications ranging from designing parts for leading worldwide manufacturers such as Boeing, General Motors and Honda Motor Company to controlling the navigation of NASA's Sojourner Rover on Mars from 200 million miles away, as well as allowing computer games to perform extraordinary maneuvers in 3D games. For additional information, please call 978-275-6100, or visit the Spacetec Web site at: www.spacetec.com.

About Labtec:

Founded in 1982, Labtec Inc. is America's number one multimedia speaker and PC audio peripheral company. Labtec offers a complete range of PC audio products including a full line of speakers, subwoofers, PC Voice Access microphones, headphones and accessories.

The advent of robust speech recognition and voice command technology promises to make speech a widely accepted interface for the PC, driving the demand for high performance voice input peripherals. Similarly, the growth in audio content - from streaming audio over the Internet to DVD - is driving penetration of PC speakers. For additional information, please call 360-896-2000, or visit the Labtec Web site at: www.labtec.com.

Risk Factors Associated with Acquisition:

This release, as it relates to the proposed acquisition, contains forward-looking statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. The completion of this acquisition is subject to the completion of due diligence by each of the parties. If the due diligence proves unsatisfactory for any reason and the synergies expected to be achieved cannot be realized, each party has the ability to terminate the proposed transaction. There can be no assurance that each party's due diligence will be satisfactory. If the acquisition is completed, there can be no assurance that the combined companies can successfully integrate the acquired businesses, products or technologies. The integration of the acquired business may cause a diversion of management time and reallocation of resources. There can be no assurance that the Spacetec 3D controller technology can be successfully integrated with Labtec's product line and manufacturing and distribution

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infrastructure, or that further product development will be required to integrate Spacetec's products with those of Labtec. Investors are cautioned that all forward-looking statements involve risks related to the market acceptance of and demand for the combined company's products, new product development, impact of competitors, and dependence on third-party distribution channels.

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

                           SPACETEC IMC CORPORATION
                       CONSOLIDATED STATEMENTS OF INCOME
                                  (Unaudited)

                                   Three months ended September 30,
(In thousands, except per share data)

                                          1998          1997

    Revenues                            $ 1,439       $ 1,816

     Net loss                            (1,180)         (863)

     Net loss per share                  ($0.17)       ($0.12)

     Weighted average shares
      outstanding                         6,841         7,191



  CONSOLIDATED BALANCE SHEET

                                      September 30,   March 31,
                                          1998          1998
                                       (Unaudited)
 Cash, cash equivalents and
  securities available for sale          $6,219        $9,026

  Working capital                         8,991        10,480


  Total assets                            9,937        12,999

  Total shareholders' equity             $8,310       $11,489


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